Exhibit 99.1

The Jones Financial Companies, L.L.L.P. Announces 2023 Results and Recent Business Developments

The Jones Financial Companies, L.L.L.P., together with its consolidated subsidiaries (collectively, the "Partnership"), including its principal operating subsidiary in the United States ("U.S."), Edward D. Jones & Co., L.P. ("Edward Jones"), is pleased to highlight its 2023 results and recent business developments.

Throughout 2023, the Partnership focused on its intentional investments in human capital, technology infrastructure and digital initiatives to support its objective of delivering more comprehensive planning and advice for clients. The Partnership made significant progress toward the following objectives:

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delivering enhanced tools, modernized technology and new products to increase branch efficiency and allow branch teams to provide more value to clients;
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growing the number of financial advisors and preparing branch teams to deliver enhanced experiences for clients through training and acumen building; and
•
leveraging deep, personal relationships to support its clients to help them stay focused and on track toward their goals during turbulent markets

By the end of 2023, MoneyGuide Elite was made available to all U.S. branch teams, enabling deeper discovery conversations with clients for more comprehensive goals-based advice. Edward Jones also enhanced its investment advisory platform and moved to a new fixed income trading platform, streamlining branch processes to allow branch teams to deliver more value to clients. During 2023, Edward Jones also launched Financial Advisor Managed Solutions, an advisory program where clients delegate investment discretion to eligible financial advisors who provide ongoing investment advice and guidance.

In addition to leveraging new tools and products to better serve clients, the Partnership continued to invest in developing, retaining and growing our branch teams. The Partnership focused on building the acumen of its branch teams by empowering them to achieve additional professional designations and offering alternative practice models and roles within branch teams such as Associate Financial Advisor and Registered Branch Associate, which provides more flexibility, autonomy and choice in how the branches serve clients. These practice models and roles offer additional options for how clients work with their financial advisor and how branch teams work together, as well as build additional capacity for branch teams to provide deep personal relationships and more comprehensive planning and advice for clients.

The Partnership ended the year with 19,232 financial advisors with branches in over two thirds of U.S. counties and most Canadian provinces and territories and 19,786 client support teammates, representing a 2% and 10% increase compared to the end of the prior year, respectively. Financial advisor attrition decreased from 5.8% at the end of 2022 to 4.7% at the end of 2023.

The Partnership served more than 8 million clients in the U.S. and Canada in 2023. The Partnership ended the year with a 17% increase in client assets under care to $1.9 trillion, reflecting increases in the market value of client assets as well as the cumulative impact of net new assets gathered during the year. Net new assets of $97 billion decreased 5% from record levels in 2022, reflecting increases in asset gathering and average asset sizes for new households, offset by higher asset outflows and slower household growth. Net new households decreased 14% compared to the prior year.

Net revenue increased 12% to $13.8 billion, primarily due to increases in fee and net interest and dividends revenue. The increase in fee revenue was due to increases in advisory programs and cash solutions. Advisory programs fees revenue increased due to the cumulative impact of client dollars invested in advisory programs and higher average equity market levels. Increases in cash solutions and net interest and dividends revenue reflected higher interest rates.

Exhibit 99.1

Operating expenses increased 12% to $12.2 billion in 2023 compared to 2022, primarily due to increases in compensation and benefits and communications and data processing expenses. Financial advisor compensation increased due to increases in revenues on which commissions are earned. Home office and branch compensation and communications and data processing expense increased as a result of the Partnership's intentional investments, referenced above. Variable compensation increased due to higher overall Partnership profitability.

Income before allocations to partners increased 15% to $1.6 billion in 2023 compared to 2022. Income before allocations to partners margin was 11.4%, reflecting a strategic balance between investing in the future and current financial results.

Financial Highlights
(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2023	2022	Change	% Change

Financial Advisors (at year end)	19,232	18,796	436	2%
Attrition %	4.7%	5.8%	-1.1%	-19%
Client Support Teammates (at year end)	19,786	17,920	1,866	10%
Client Assets Under Care (at year end) (billions)	$1,919	$1,639	$280	17%
Net New Assets for the Year (billions)	97	102	(5)	-5%
Net New Households (actual)	202,988	236,086	(33,098)	-14%
Income Before Allocations to Partners Margin	11.4%	11.3%	0.1%	1%

	For the years ended December 31,
	2023	2022	$ Change	% Change
Revenue:
Fee Revenue	$11,264	$10,500	764	7%
Trade Revenue	1,482	1,484	(2)	—
Interest, Dividends and Other Revenue	1,334	427	907	212%
Total Revenue	14,080	12,411	1,669	13%
Interest Expense	282	142	140	99%
Total Net Revenue	13,798	12,269	1,529	12%

Total Operating Expenses	12,186	10,865	1,321	12%

Net Income Before Allocations to Partners	$1,612	$1,404	$208	15%